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                                                                    EXHIBIT 99.1

           FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS INCREASE

Corydon, Indiana--November 2, 2007. First Capital, Inc. (the "Company") (NASDAQ:
FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $893,000 or $0.32 per diluted share for the quarter ended September 30, 2007, compared to $852,000 or $0.30 per diluted share during the same period in 2006.

The increase in earnings is due to increases in net interest income after the provision for loan losses and in noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $146,000 for the quarter ended September 30, 2007 as compared to the quarter ended September 30, 2006. Interest income increased $154,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 6.44% during the quarter ended September 30, 2006 to 6.66% for the same period in 2007. Interest expense increased $105,000 as the average cost of interest-bearing liabilities increased from 3.65% to 3.82% when comparing the same two periods. The provision for loan losses decreased from $215,000 during the quarter ended September 30, 2006 to $118,000 for the three months ended September 30, 2007.

Noninterest income increased $69,000 for the quarter ended September 30, 2007 as compared to the quarter ended September 30, 2006. Service charges on deposit accounts increased $51,000 and cash surrender value of life insurance increased $45,000 when comparing the two periods. This was partially offset by a decrease of $30,000 in commission income due to the Bank selling its property and casualty insurance business in the fourth quarter of 2006.

Noninterest expenses increased $167,000 as compared to the quarter ended September 30, 2006. Compensation and benefits increased $65,000 for the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006 due to normal salary increases. Other operating expenses increased $43,000 when comparing the quarters ended September 30, 2007 and September 30, 2006 primarily due to expenses related to the maintenance and sale of foreclosed real estate properties. Occupancy and equipment expenses increased $26,000 when comparing the two periods, primarily due to depreciation and maintenance agreements on a new telephone system installed in the first quarter of 2007.

For the nine months ended September 30, 2007, the Company earned $2.5 million or $0.88 per diluted share compared to $2.7 million or $0.96 per diluted share for the same period in 2006.

Net interest income after provision for loan loss increased $25,000 during the first nine months of 2007 compared to the same period in 2006. Interest income increased $880,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on interest-earning assets from 6.34% during the first nine months of 2006 to 6.57% in the same period of 2007. The average balance of interest-earning assets also increased, from $415.5 million in 2006 to $419.2 million in 2007. Interest expense increased $1.1 million as the average cost of interest-bearing liabilities increased from 3.39% in 2006 to 3.77% in 2007. The provision for loan losses decreased $207,000 from $585,000 for 2006 to $378,000 for 2007.

Noninterest income increased $226,000 to $2.6 million during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. The increase was primarily due to increases in gains on sales of mortgages and service charges on deposit accounts of $129,000 and $101,000, respectively, when comparing the two periods. Cash surrender value of life insurance also increased $63,000 for 2007 compared to 2006 due to the Company's investment of $3.6 million in such contracts in the second quarter of 2007. These increases were partially offset by a decrease of $108,000 in commission income due to the sale of the Bank's property and casualty insurance business in the fourth quarter of 2006.

Noninterest expenses increased $623,000 when comparing the nine months ended September 30, 2007 to the same period in 2006, primarily due to increases in compensation and benefits and other operating expenses of $258,000 and $191,000, respectively. The increase in compensation and benefits is primarily due to normal increases in wages and health insurance costs. The increase in other operating expenses is primarily due to expenses related to the maintenance and sale of foreclosed real estate properties.

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Total assets as of September 30, 2007 were $446.8 million compared to $457.1 million at December 31, 2006. The primary factor behind this decrease was a decrease of $12.2 million in cash and cash equivalents. Those funds were used to pay off the higher-cost retail repurchase agreements, which decreased $10.7 million.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank is also near completion on its new Salem, Indiana office which is expected to open in November of 2007. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-738-2198  ext. 234
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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                   NINE MONTHS ENDED                   THREE MONTHS ENDED
                                                                     SEPTEMBER 30,                       SEPTEMBER 30,
OPERATING DATA                                                   2007              2006                2007          2006
                                                                 ----              ----                ----          ----
   (Dollars in thousands, except per share data)

Total interest income                                      $   20,300        $   19,420             $    6,789     $    6,635
Total interest expense                                         10,299             9,237                  3,456          3,351
                                                           ----------------------------             -------------------------
Net interest income                                            10,001            10,183                  3,333          3,284
Provision for loan losses                                         378               585                    118            215
                                                           ----------------------------             -------------------------
Net interest income after provision for loan losses             9,623             9,598                  3,215          3,069

Total non-interest income                                       2,621             2,395                    899            830
Total non-interest expense                                      8,547             7,924                  2,812          2,645
                                                           ----------------------------             -------------------------
Income before income taxes                                      3,697             4,069                  1,302          1,254
Income tax expense                                              1,186             1,347                    409            402
                                                           ----------------------------             -------------------------
Net income                                                 $    2,511        $    2,722             $      893     $      852
                                                           ============================             =========================

Net income per common share, basic                         $     0.89        $     0.96             $     0.32     $     0.30
                                                           ============================             =========================
Weighted average common shares outstanding - basic          2,818,922         2,823,034              2,813,043      2,825,249

Net income per common share, diluted                       $     0.88        $     0.96             $     0.32     $     0.30
                                                           ============================             =========================
Weighted average common shares outstanding - diluted        2,842,157         2,847,584              2,833,734      2,850,453

OTHER FINANCIAL DATA

Cash dividends per share                                   $     0.51        $     0.51             $     0.17     $     0.17
Return on average assets (annualized)                            0.75%             0.82%                  0.81%          0.76%
Return on average equity (annualized)                            7.52%             8.52%                  8.00%          7.92%
Net interest margin                                              3.29%             3.38%                  3.33%          3.24%
Net overhead expense as a percentage
     of average assets (annualized)                              2.56%             2.39%                  2.54%          2.38%

                                                            SEPTEMBER 30,      DECEMBER 31,
BALANCE SHEET INFORMATION                                       2007              2006
                                                                ----              ----
   (In thousands)

Cash and cash equivalents                                  $   12,235        $   24,468
Investment securities                                          73,321            72,480
Gross loans                                                   334,930           335,895
Allowance for loan losses                                       2,276             2,320
Earning assets                                                410,046           422,347
Total assets                                                  446,789           457,105
Deposits                                                      324,457           331,143
FHLB debt                                                      65,494            59,461
Repurchase agreements                                           8,566            19,228
Stockholders' equity                                           45,118            44,089
Non-performing assets:
  Nonaccrual loans                                              5,289             3,245
  Foreclosed real estate                                          809               941
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